UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported):  December 18, 2012

ITT EDUCATIONAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13144	36-2061311
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

13000 North Meridian Street
Carmel, Indiana 46032-1404
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 706-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following information is provided pursuant to Sub-item (e) of Item 5.02:

 (e)  On December 18, 2012, the Compensation Committee of the Registrant's Board of Directors reviewed the results of the eight 2012 management objectives (the “2012 Management Objectives”) under the Registrant’s short-term compensation element of executive compensation previously established by the Committee on January 23, 2012.  Since the Registrant’s final 2012 results with respect to the accomplishment of the 2012 Management Objectives under the 2012 short-term compensation element were known on December 18, 2012, the Compensation Committee determined to make the short-term compensation payments in December 2012, instead of in January 2013, in consideration of the increase in the federal income tax rates for individuals that are expected to become effective January 1, 2013.

At its meeting on December 18, 2012, the Compensation Committee also decided that it would assign zero to five points to each 2012 Management Objective, based on its determination of the extent to which the objective was accomplished, instead of assigning five points to each objective that it determined was accomplished.  The following table sets forth the maximum short-term compensation percentage associated with each range of the aggregate number of points, which reflects this determination by the Committee:

Aggregate Number of Points	Maximum Short-Term Compensation Percentage

36-40	200.0%
31-35	175.0%
26-30	150.0%
21-25	125.0%
16-20	100.0%
11-15	75.0%
6-10	50.0%
0-5	25.0%

On December 18, 2012, based on its determination of the extent to which each of the 2012 Management Objectives was accomplished by the Registrant’s named executive officers in 2012, the Compensation Committee approved the payment of a short-term compensation amount in cash to each of the Registrant’s named executive officers, as follows: Kevin M. Modany $985,312.50; Daniel M. Fitzpatrick $272,447.50; Clark D. Elwood $268,344.38; Eugene W. Feichtner $229,143.75; and June M. McCormack $204,525.00.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2012

ITT Educational Services, Inc.

By:  /s/ Clark D. Elwood
       Name: Clark D. Elwood
       Title: Executive Vice President, Chief
Administrative and Legal Officer